                                                                     Exhibit 1.2


                                Pricing Agreement


                                                                   April 3, 1997


Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
                Incorporated
UBS Securities LLC,
  as Representatives of the several Underwriters
  named in Schedule I hereto
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York  10004


Ladies and Gentlemen:

                  Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated April 3, 1997 (the "Underwriting Agreement"), between the Company, on the one hand, and Goldman, Sachs & Co., on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Shares specified in Schedule II hereto (the "Designated Shares" consisting of Firm Shares and any Optional Shares the Underwriters may elect to purchase). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Shares which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the

Underwriting Agreement are used herein as therein defined and terms which are not otherwise defined herein or therein are used herein as defined in the Prospectus as amended or supplemented relating to the Designated Shares. The Representative designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Shares pursuant to Section 12 of the Underwriting Agreement and the address of the Representative referred to in such Section 12 are set forth in Schedule II hereto.

                  An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Shares, in the form heretofore delivered to you is now proposed to be filed with the Commission.

                  Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in
Schedule II hereto, the number of Firm Shares set forth opposite the name of such Underwriter in Schedule I hereto and, (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares, as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company at the purchase price to the Underwriters set forth in
Schedule II hereto that portion of the number of Optional Shares as to which such election shall have been exercised.

                  The Company hereby grants to each of the Underwriters the right to purchase at their election up to the number of Optional Shares set forth opposite the name of such Underwriter in Schedule I hereto on the terms referred to in the paragraph above for the sole purpose of covering over-allotments in the sale of the Firm Shares. Any such election to purchase Optional Shares may be exercised by written notice from the Representatives to the Company given within a period of 30 calendar days after the date of this Pricing Agreement, setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by the Representatives, but in no event earlier than the First Time of Delivery or, unless the Representatives and the Company otherwise agree in writing, no earlier than two or later than ten business days after the date of such notice.

                  If the foregoing is in accordance with your understanding, please sign and return to us seven counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.



                                      Very truly yours,

                                      Vornado Realty Trust



                                       By: /s/ Steven Roth
                                           -------------------------------------
                                           Name: Steven Roth
                                           Title: Chairman and Chief
                                              Executive Officer


Accepted as of the date hereof:

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
                Incorporated
UBS Securities LLC



By: /s/ Goldman, Sachs & Co.
    ---------------------------------
               (Goldman, Sachs & Co.)


On behalf of each of the Underwriters

                                   SCHEDULE I

                                                                                       Maximum Number of
                                                            Number of Firm           Optional Shares Which
                     Underwriter                        Shares to be Purchased          May be Purchased
                     -----------                        ----------------------          ----------------
Goldman, Sachs & Co. .............................             1,588,800                     238,320
Merrill Lynch, Pierce, Fenner & Smith Incorporated             1,191,600                     178,740
UBS Securities LLC ...............................             1,191,600                     178,740
Bear, Stearns & Co. Inc. .........................               118,000                      17,700
Alex. Brown & Sons Incorporated ..................               118,000                      17,700
Dean Witter Reynolds Inc. ........................               118,000                      17,700
A.G. Edwards & Sons, Inc. ........................               118,000                      17,700
Lazard Freres & Co. LLC ..........................               118,000                      17,700
Advest, Inc. .....................................                73,000                      10,950
Robert W. Baird & Co. Incorporated ...............                73,000                      10,950
Edward D. Jones & Co., L.P. ......................                73,000                      10,950
Legg Mason Wood Walker, Incorporated .............                73,000                      10,950
Stephens Inc. ....................................                73,000                      10,950
Tucker Anthony Incorporated ......................                73,000                      10,950

     Total .......................................             5,000,000                     750,000
                                                               =========                   =========

                                   SCHEDULE II


TITLE OF DESIGNATED SHARES:
         $3.25 Series A Convertible Preferred Shares of Beneficial Interest

NUMBER OF DESIGNATED SHARES:
         NUMBER OF FIRM SHARES:  5,000,000
         MAXIMUM NUMBER OF OPTIONAL SHARES:  750,000

INITIAL OFFERING PRICE TO PUBLIC:
         $50.00 per Share

PURCHASE PRICE BY UNDERWRITERS:
         $48.00 per Share

COMMISSION PAYABLE TO UNDERWRITERS:
         $2.00 per Share

EXPENSES:
         The Underwriters will reimburse the Company for expenses incurred in connection with the Offering in an amount not to exceed $625,000.

FORM OF DESIGNATED SHARES:
         Definitive form, to be made available for checking and packaging at least twenty-four hours prior to the Time of Delivery.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:
         Wire transfer of same day funds.

LOCK UP:
         During the period beginning from the date of this Pricing Agreement and continuing to and including the date 60 days after the date of this Pricing Agreement, the Company will not offer, sell, contract to sell or otherwise dispose of any Common Shares of Beneficial Interest of the Company ("Common Shares") or any securities of the Company which are substantially similar to the Common Shares or which are convertible or exchangeable into securities which are substantially similar to the Common Shares (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Agreement) without the consent of Goldman, Sachs & Co.

TIME OF DELIVERY:
         10:00 a.m. (New York City time), April 9, 1997

CLOSING LOCATION:
         Skadden, Arps, Slate, Meagher & Flom LLP
         919 Third Avenue, New York, New York 10022

NAME AND ADDRESS OF DESIGNATED REPRESENTATIVE:
         Designated Representative:         Goldman, Sachs & Co.
         Address for Notices, etc.:         c/o Goldman, Sachs & Co.
                                            85 Broad Street
                                            New York, New York 10004

DIVIDENDS:
         Cumulative at the annual rate of 6.50% per share on the liquidation preference of the Series A Preferred Shares payable quarterly in arrears on the first calendar day of January, April, July and October of each year, commencing July 1, 1997.

LIQUIDATION PREFERENCE:
         $50.00 per share, plus an amount equal to accrued and unpaid dividends (whether or not earned or declared).

RANKING:
         If the Mendik Transaction (as defined in the Prospectus) is consummated, the Company will acquire Series A Preferred Units of the Operating Partnership (with terms mirroring the terms of the Series A Preferred Shares) in exchange for the cash proceeds from the sale of the Series A Preferred Shares. Series A Preferred Units will rank senior to all classes of Operating Partnership units, including the Class A, C, D and E Operating Partnership units issued in connection with the Mendik Transaction, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up of the Operating Partnership.

CONVERSION RIGHTS:
         The Series A Preferred Shares are convertible, in whole or in part, at the option of the holder at any time, unless previously redeemed, into shares of the Company's Common Shares, at an initial conversion price of $72.75 per Common Share (equivalent to a conversion rate of 0.68728 Common Shares per Series A Preferred Share), subject to adjustment in certain circumstances.

REDEMPTION AT OPTION OF THE COMPANY:
         Except in certain circumstances relating to the preservation of the Company's status as a REIT, the Series A Preferred Shares are not redeemable prior to April 1, 2001, and at no time will the Series A Preferred Shares be redeemable for cash. On and after April 1, 2001, the Series A Preferred Shares will be redeemable by the Company, in whole or in part, at the option of the Company, for such number of Common Shares as are issuable at the initial conversion rate of 0.68728 Common Shares for each Series A Preferred Share, subject to adjustment in certain circumstances. The Company may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Shares on the New York Stock Exchange exceeds $87.30 per share, subject to adjustment in certain circumstances. In order to exercise its redemption option, the Company must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions described in the preceding sentences have, from time to time, been met, but may not issue any such press release prior to April 1, 2001.

VOTING RIGHTS:
         Holders of the Series A Preferred Shares generally will have no voting rights. However, if dividends on the Series A Preferred Shares are in arrears for six quarterly dividend periods, the holders of the Series A Preferred Shares (voting separately as a class with holders of all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will have the right to elect two additional trustees to serve on the Company's Board of Trustees until such dividend arrearage is eliminated. In addition, the approval of two-thirds of the outstanding Series A Preferred Shares (voting separately as a class with holders of all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) is required in order to amend the Company's Amended and Restated Declaration of Trust and Articles Supplementary to affect materially and adversely the rights, preferences or voting powers of the holders of the Series A Preferred Shares or such parity shares or to authorize, create, or increase the authorized amount of, any class of stock having rights senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

LISTING:
         New York Stock Exchange: "VNO Pr A"